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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is effective as of January 1, 1993, and has been entered into between Seitel, Inc., a Delaware corporation with its principal offices at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027 (hereinafter together with its subsidiaries, and including any successors in interest or assigns, called "Employer" or "Company", except where otherwise specifically referenced) and Debra D. Valice (hereinafter call the "Employee").

WHEREAS, Employer desires to employ the Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Employer on the terms and conditions set forth herein:

NOW THEREFORE, in consideration of the mutual covenants, agreement and warranties contained in this Agreement, and intending to be legally bound, the parties agree as follows:

     1. Employment: The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

     2. Term: The term of this Agreement shall begin on January 1, 1993 and shall terminate on December 31, 1998 (being five (5) years after the commencement date). The term of this Agreement is hereafter sometimes referred to as the "Employment Period"; and each year of the Employment Period; beginning January 1st and ending December 31st of any year is hereafter sometimes referred to as the "Annual Period". The term of this Agreement will automatically be extended for an additional five (5) year period if at least sixty (60) days prior to January 1, 1996 written notice of termination has not been given by either Party. If such termination notice is given by Employer to Employee, Employer will pay Employee for two (2) additional years after the end of the Employment Period the compensation then applicable, which shall include for purposes of this payment the Base Salary, together with the average of all bonus and commission payments paid to Employee for the prior three (3) years (the Severance Payment). The Severance Payment will be paid provided Employee is available to act as a consultant to Employer for up to Fifty (50%) per cent of Employee's work related time (as compared to her final year of employment) (hereinafter "Consulting Services"). If Employee terminates this Agreement, the Employer shall be under no obligation to pay Employee any Severance Payment. Employer shall have no obligation to pay Employee any Severance Payment if
Employee:

     (i) refuses to perform the consulting services requested by Employer although there is no requirement that Employer request such services for Employee to be entitled to said payment; or

     (ii) violates any of the provisions of the Confidential and Proprietary Information or the Non-Compete provisions set forth in paragraphs Thirteen (13) and Fourteen (14) herein.

     3.   Payments to Employee:

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Employment Agreement - Debra D. Valice - Seitel -1/1/93 - page 2

          (a) For services rendered by the Employee under this Agreement, the Company shall pay the Employee an annual base salary as follows:

          1993 Base Salary - $106,090.00 per year;

(the "Base Salary"), which Base Salary shall be paid in twenty-four (24) bimonthly installments and may be increased from time to time as approved by the Company's Board of Directors, and will be increased each year by any increase in the Consumer Price Index for the recently completed calendar year as applied to the Houston, Texas region.

          (b)  Employee will receive the following annual bonus compensation:

               2% of the Company's pre-tax-profits up to $125,000, plus an additional amount as determined by the Board of Directors of the Company (which payment shall be made within five (5) days following the Company's receipt of its audited year-end financial statements, but in no event later than March 15th of the following year).

          (c) If (i) the employment agreement of Herbert Pearlman or the employment agreement of David Lawi is ever terminated by the Company prior to the completion of the term thereof, or (ii) Messrs. Pearlman and Lawi should resign from the Company's Board of Directors prior to completion of their Employment Period, as described in their employment agreements, or (iii) the majority of the members of the Company's Board of Directors is no longer nominated and supported by a majority of the Company's current management team (Messrs. Frame, Calvert, Pearlman and Lawi), the Employee shall have the right to terminate this Agreement as set forth in Section 13(b) hereof and shall receive from the Company all compensation required to be paid during the term of this Agreement as set forth in paragraph 3 hereof, as well as the Severance Payment provided in Section 2 hereof, and Employee shall have no obligation to perform any services in order to receive such payments.

               For purposes of calculating any bonus, "pretax profit" of the Company will mean consolidated profits of the Company before payment of (i) all local, state and federal income taxes and (ii) payment of any severance or buy-out payments to Messrs. Pearlman and/or Lawi, but after deduction for: (i) all expenses of any subsidiary companies and divisions allocable to that year;
(ii) the payment of any management fee incurred for carrying out the activities of the Company; and (iii) the payment of any bonuses to employees of each company of Employer.

Pretax profits will be determined in accordance with generally accepted accounting principles and shall include only the results from operations under each company's direct and complete control. Employer will remit payment of any bonus to Employee within thirty (30) days of the date Employer's independent auditors complete the financial statements of the Company.

     4. Deferred Compensation Plan: As further consideration for Employee's services under this Agreement, Employer agrees to provide Employee with deferred compensation pursuant to the program set forth in Exhibit A which is attached hereto and made a part hereof. In the event this Agreement is terminated, or at its expiration, if not renewed, Employee shall have the right to receive that portion of her vested deferred compensation payable to her within the period prescribed by the Deferred Compensation Program.

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Employment Agreement - Debra D. Valice - Seitel - 1/1/93 - page 3

     5. Duties: The Employee is employed as Chief Financial Officer of the Company. Her duties shall be consistent with the responsibilities of such office, as same are directed by the Company's Board of Directors. Employee shall be responsible for all day-to-day operations related to such office and shall perform the activities related to such office as assigned to her by the Company's Board of Directors. Employee shall not be required to relocate her residence to perform her duties under this Agreement.

     6. Extent of Services: During the term of her employment, Employee will devote One Hundred (100%) per cent of her work-related time, attention and energies to the business of the Employer, unless written permission to the contrary is given by the Company's Board of Directors.

     7.   Vacation: Employee shall be entitled each year to a vacation of four
(4) weeks, during which time her compensation shall be paid in full.

     8. Automobile Allowance: During the term of this Agreement, Employer will provide Employee with an automobile allowance of at least $700.00 per month.

     9. Fringe Benefits: The Employee shall be entitled to participate on the same bases, except where stated otherwise in this Agreement, and subject to the same qualifications as other executives of the Employer, in any pension, profit sharing, stock purchase, savings, hospitalization, sick leave and other fringe benefit plans in effect from time to time with respect to executives of Employer (the "Fringe Benefits"). Employer agrees that each of the Fringe Benefits of the Employer in effect on the date hereof, or at any time during the Employment Period shall not be terminated or modified in any manner which reduces the benefits of the Employee without first obtaining the written consent of the Employee.

     10. Common Stock Purchase Warrant: As further consideration for the Employee's consent to enter into this Agreement, the Company's Board of Directors has agreed to issue the Employee a total of 40,000 Common Stock Purchase Warrants (the "Warrants"). The Warrants will entitle the Employee to purchase 20,000 shares of the Company's restricted common stock at a price of $14.00 per share and 20,000 shares of common stock at $22.00 per share over a seven (7) year and a ten (10) year period, respectively. The Warrants will be evidenced by certificates as set forth in Exhibit B, which Exhibit further defines all terms and conditions thereof.

     11. Expenses: The Employee shall be entitled to reimbursement, upon presentation of a voucher indicating the amount and purpose, for reasonable expenses incurred on behalf of the Employer.

     12. Termination for Disability: In the event that the Employee shall have been prevented from substantially rendering the services required under this Agreement by reason of her disability (as confirmed by medical authority and Social Security guidelines) for a period of six (6) consecutive months (or 180 consecutive days), Employer shall have the right to terminate this Agreement upon thirty (30) days written notice, provided such disability continues during said notice period. If the Employer shall terminate this Agreement as a result of Employee's disability, Employee shall receive from Employer, until reaching 65 years of age, annual disability payments in an amount equal to the greater of Ten Thousand and no/100 Dollars ($10,000.00) per month, or sixty (60%) percent of the Employee's Base Salary (which shall include any disability payments from state or federal authorities). In order to cover this payment, Employer shall purchase such disability insurance necessary under which the Employee is the insured and beneficiary.

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Employment Agreement - Debra D. Valice - Seitel -1/1/93 - page 4

     13.  Termination:
          (a) Termination for Employee's Breach. Employer shall have the right to terminate this Agreement and the employment hereunder if Employee violates her responsibilities under paragraph 5. of this Agreement and such violation continues after having received notice of such violation and thirty (30) days to cure such violations to the satisfaction of Employer's Board of Directors. Employer may also immediately terminate this Agreement and the employment hereunder by reason of: (i) determination by Employer's Board of Directors that there has been a defalcation of the Employer's funds by Employee, (ii) conviction of Employee on a felony charge, commission of an act of moral turpitude or; (iii) determination by Employer's Board of Directors that the Employee has had unauthorized discussions of Employer's business activities, or improperly disclosed trade secrets or confidential information concerning Employer's business activities or proposed business activities.

          (b) Termination for Employer's Breach: Employee shall have the right to terminate this Agreement if (i) Employer terminates the employment contracts of Herbert Pearlman or David Lawi, or (ii) Messrs. Pearlman and Lawi resign from the Company's Board of Directors prior to the resignation of Messrs. Frame and Calvert, or (iii) the majority of Employer's Board of Directors is no longer comprised of persons who are nominated or supported by a majority of the Company's current management group (Messrs. Frame, Calvert, Pearlman and Lawi), or (iv) Employer materially breaches any of the provisions hereof and such breach is not cured within thirty (30) days after the Employer receives written notice from Employee thereof. In such event, or hi the event of a wrongful termination of Employee, all monies due to Employee through the term of this Agreement, including the Severance Payment, shall be paid by Employer in a lump sum amount within thirty (30) days of Employee's termination, with bonuses to be paid quarterly for the remaining term of this Agreement based on the relevant performance criteria of the Company; provided, however, that in no event will bonuses payable be less than the average of all bonuses paid under this Agreement during the immediately preceding three (3) years. Employee shall have no obligation to mitigate her loss or any occasioned damages as a result of such termination.

     14. Confidential and Proprietary Information: Employee recognizes that Employer's business involves the handling of confidential information of both Employer and its clients and requires a confidential relationship between Employer and its clients and also between Employer and Employee. Employer's business requires the fullest practical protection and confidential treatment of various information, trade secrets, data and other knowledge of both Employer's clients and Employer which will be conceived or learned by Employee in the course of her employment. Accordingly, Employee agrees to keep secret all confidential information, trade secrets and proprietary information acquired by her during her employment concerning the business and affairs of the Employer (the "Information") and further agrees for the period of her employment and at all times following the termination of her employment, for any reason, not to disclose any such Information to any person, firm or corporation other than as directed by Employer, unless and until such Information becomes publicly known outside of Employer (other than through any violation by the Employee of her obligation hereunder). Employee also agrees, upon request by Employer, to execute a confidentiality and non-disclosure agreement if Employer has same prepared to protect the confidentiality of certain information relating to the Company.

     15.  Employee's Non-Compete.

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Employment Agreement - Debra D. Valice - Seitel - 1/1/93 - page 5

          (a) In connection with its business, Employer has developed and refined (and will in the future develop and refine) numerous techniques, procedures, methods, and data used in connection with its business. In addition, Employer has developed (and will in the future develop) substantial goodwill with its customers, clients, and generally within the geophysical and energy exploration industry. This goodwill is of extreme importance to the future financial success of Employer because of the highly specialized nature of Employer's business. During Employee's association with Employer, Employee has or will become familiar with the nature of Employer's business and with these special techniques, procedures, methods and data and will become associated with and participate in Employer's goodwill.

          (b) Therefore, for so long as Employee is associated with Employer as an officer, director, employee or consultant and for a period of Twelve,(12) months after the date when Employee ceases to be associated with Employer in any such capacity ("Termination Date"), Employee shall not, directly or indirectly, for her own account or for the account of others, as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager, advisor or otherwise, engage in or solicit the same or similar business(es) as Employer is engaged in on the Termination Date, within a Two Hundred (200) mile radius of
(i) Houston, Texas, (ii) New Orleans, Louisiana, or (iii) any other city in which Employer has an office on the Termination Date. In addition, Employee agrees that, for so long as Employee is associated with Employer as an officer, director, employee or consultant, and for a period of two (2) years after the Termination Date, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee to leave Employer for any reason whatsoever.

     16. Remedies. In the event of any breach of Employee's covenants contained in Paragraph 13 or 14, Employer would suffer immediate and irreparable harm for which Employer would not have an adequate remedy at law. Accordingly, Employee understands that in the event of any breach of Employee's covenants contained in paragraph 13 or 14, Employer shall be entitled to injunctive relief as well as any and all other applicable remedies at law or in equity available to Employer.

     17.  Miscellaneous Provisions:
          (a) Notices and Communications. All notices and communications hereunder shall be in writing and shall be hand delivered or sent postage prepaid by registered or certified mail, return receipt requested, to the addresses first above written or to such other address of which notice shall have been given in the manner herein provided.

          (b) Entire Agreement. All prior agreements and understandings between the parties with respect to the subject matter of this agreement are superseded by this Agreement, and this Agreement constitutes the entire understanding between the parties with respect to employment of the Employee by Employer, and Employer and Employee hereby release the other from any claims or amounts due under any prior agreements. This Agreement may not be modified, amended, changed or discharged, except by a writing signed by the parties hereto and then only to the extent therein set forth.

          (c) Non-Assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto, and any administrator, executor or successor of Employer. This Agreement may not be assigned by either of the parties hereto without prior written consent of the other party.

          (d) Waiver. No waiver of any breach of this Agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party

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Employment Agreement - Debra D. Valice - Seitel -1/1/93 - page 6 against whom enforcement of such waiver or consent is sought and then only to the extent therein set forth.

          (e) Section Headings. The section headings of this Agreement are solely for the purpose of convenience and shall neither be deemed a part of this Agreement nor used in any interpretation thereof.

          (f) Governing Law. This Agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the State of Texas.

          (g) Legal Expenses. All legal fees and expenses incurred by Employee in attempts to receive the benefits granted hereunder or to enforce this Agreement or any of its terms will be paid by the Company providing Employee's claims are not dismissed in a summary proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

Attest                                                  Seitel, Inc.

/s/ [ILLEGIBLE]                                         /s/ [ILLEGIBLE]
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Witness:                                                Debra D. Valice

/s/ [ILLEGIBLE]                                         /s/ Debra D. Valice
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